                                                                    EXHIBIT 99.1
                                                                    ------------



FOR IMMEDIATE RELEASE                                 INVESTOR AND MEDIA
                                                      CONTACT: Pamela Marsh
                                                               (626) 535-8465



                  INDYMAC COMPLETES ACQUISITON OF SGV BANCORP

     - Now Among the Largest California Consumer Depository Institutions -

                   - Projected EPS Growth in Excess of 30% -


PASADENA, CA - July 3, 2000 - IndyMac Bancorp, Inc. (formerly known as IndyMac Mortgage Holdings, Inc.) (NYSE: NDE) ("IndyMac") today announced the completion of its acquisition of SGV Bancorp, Inc. (Nasdaq: SGVB) ("SGVB") in a cash purchase transaction for $25 per share and a total final purchase price of $59.5 million. SGVB was the parent of First Federal Savings and Loan Association of San Gabriel Valley (the "Thrift").


The acquisition represents the culmination of IndyMac's transition to a growth oriented, technology driven consumer depository institution. Substantially all of the assets and operations of IndyMac and its subsidiaries are being contributed into the Thrift, which is now a wholly owned subsidiary of IndyMac and which will now be known as IndyMac Bank. With nearly $5 billion in assets, IndyMac Bank is the ninth largest consumer depository institution (in terms of assets) headquartered in California.

The completion of the acquisition substantially strengthens IndyMac's liquidity and capital base. IndyMac has liquidity of approximately $500 million and, on a consolidated basis, $415 million of capital in excess of regulatory requirements. IndyMac plans to use its excess capital and strong liquidity position to continue its share repurchase program and projects that it will be able to repurchase over $400 million of its stock over the next three years. IndyMac has already repurchased $133 million of its stock since inception of its share repurchase program last year. The Company estimates that the combination of its growth plans and share repurchase program provide


                                      ###
the ability to generate EPS growth in excess of 30 percent per year over the next several years and approximately 15 percent annual growth thereafter.

The current board of directors of IndyMac will also serve as the board of directors of IndyMac Bank. In addition, IndyMac has appointed Senator John Seymour (ret.) to serve on the board of directors of IndyMac Bank as an independent director. Senator Seymour, age 62, served in the United States Senate from January 1991 to November 1992. He currently serves as Chief Executive Officer of Southern California Housing Development, a non-profit corporation that owns and manages approximately 3,300 affordable apartments throughout Southern California and he also serves on the Board of Directors of Orange Coast Title Insurance Company. He has over 20 years of experience in the real estate industry and served as president of the California Association of Realtors in 1980. Senator Seymour also served as a California State Senator for eight years. He is a graduate of the University of California, Los Angeles and served four years in the U.S. Marine Corps.


                                     ****


IndyMac is one of the leading nearly "pure play" Internet banks in the country. With nearly $5 billion in assets and a market cap of approximately $1 billion, IndyMac is a highly scalable consumer financial institution with an industry leading asset generation franchise predominantly over the Web. Through its branchless, technology-based infrastructure, IndyMac generates approximately $8 billion in annualized loan production.

IndyMac's management is committed to delivering superior returns and increasing shareholder value. IndyMac's total return to shareholders for the period 1993 to present under its current management team has outperformed the comparable returns for the S&P 500 and Dow Jones Industrial Average for the same period. Management's goal is to continue to outperform these indices with projected EPS growth of more than 30% per year for the next several years.

For more information about IndyMac and its affiliates, or to subscribe to the Company's Email alerts for instant notification on company news and events, please visit our Web site at www.indymacbank.com.
                             -------------------


                                      ###

FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. The words "believe," "expect," "forecast," "anticipate," "estimate," "project," "plan," and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including the effect of economic and market conditions; the level and volatility of interest rates; the actions undertaken by both current and potential new competitors; the availability of funds from the Company's lenders to fund future mortgage loan originations or portfolio investments; the execution of the Company's growth plans related to the consumer banking operation; and other risk factors outlined in the reports that IndyMac files with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and its reports on Form 8-K.


                                      ###